Exhibit 10.15

NATIONAL MENTOR, LLC
MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of May 1, 2003, is by and between National Mentor, LLC, a Delaware limited liability company (the “Company”), and Madison Dearborn Partners III, L.P., a Delaware limited partnership (the “Advisor”).

WHEREAS, the Company desires to retain the Advisor and the Advisor desires to perform for the Company certain services.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Term.  This Agreement will continue from the date hereof until the first to occur of (i) the date on which neither Madison Dearborn Capital Partners III, L.P. (“MDCP”) nor any of its affiliates holds directly or indirectly any equity securities of the Company or its successors or (ii) the Company’s consummation of an underwritten public offering of shares of its common stock registered under the Securities Act of 1933, as amended.  No termination of this Agreement, whether pursuant to this Section or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by the Advisor in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

2.                                       Services.  The Advisor shall perform or cause to be performed such services for the Company and its direct and indirect subsidiaries as directed by the Company’s board of directors and agreed to by the Advisor, which may include, without limitation, the following:

(a)                                  general management services;

(b)                                 identification, support, negotiation and analysis of acquisitions and dispositions;

(c)                                  support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d)                                 finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(e)                                  strategic planning functions, including evaluating major strategic alternatives; and

(f)                                    other services for the Company and its subsidiaries upon which the Company’s board of directors and the Advisor agree.

3.                                       Advisory Fees and Transaction Fees.

(a)                                  Payment to the Advisor for services rendered in connection with this Agreement shall be in the amount of $250,000 per year or such other amount as the parties hereto shall agree (“Advisory Fee”) plus reasonable out-of-pocket expenses of the Advisor.  Expenses shall be reimbursed to the Advisor as expenses are incurred.  The Advisory Fee shall be payable quarterly in advance by the Company in immediately available funds, the first such payment to be made promptly after the date hereof.

(b)                                 The Advisor shall be entitled to receive from the Company a transaction fee in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, dated as of January 28, 2003, by and among National Mentor Services, LLC, a Delaware limited liability company, as assignee of National Mentor, Inc., Thomas E. Miller, Craig R. Miller, Douglas V. Miller and the other sellers referenced therein and certain other management services in an amount equal to $2,000,000.00 (the “Acquisition Fee”).  The Acquisition Fee shall be payable to the Advisor on the date of the Closing of such acquisition.

4.                                       Subordination.  The Advisor covenants and agrees that the payment to the Advisor of any Advisory Fee as contemplated in this Agreement shall be subordinate and junior in right to payment to the extent provided in the Affiliate Subordination Agreement, dated as of the date hereof, by and among the Company, the MDCP and the Company’s senior lenders and the agent bank therefor and others.

5.                                       Personnel.  The Advisor shall provide and devote to the performance of this Agreement such employees, affiliates and agents of the Advisor as the Advisor shall deem appropriate to the furnishing of the services required.

6.                                       Liability.  None of the Advisor or any of its affiliates, members, partners, employees or agents shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of the Advisor or any of its affiliates, members, partners, employees or agents acting within the scope of their employment or authority.

7.                                       Indemnity.  The Company and its subsidiaries shall defend, indemnify and hold harmless the Advisor and each of its affiliates, members, partners, employees and agents from and against any and all loss, liability, damage, or expenses arising from any claim (a “Claim”) by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of the Advisor or any of its affiliates, members, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by the Advisor or any of its affiliates, members, partners, employees or agents.  The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Advisor and/or any of its subsidiaries or any of its or their officers, directors, affiliates, members, partners, employees or agents or in which the Advisor or any of its affiliates, members, partners, employees or agents may be impleaded with others upon any Claim or Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by the Advisor or its affiliates, members, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by the Advisor or any of its affiliates, members, partners, employees or agents, then the Advisor shall reimburse the Company for the costs of defense and other costs incurred by the Company.

8.                                       Notices.  All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

The Company:

National Mentor, LLC

313 Congress Street 6th Floor

Boston, MA 02210

Attention: President

Fax No. (617) 790-4271

The Advisor:

Madison Dearborn Partners III, L.P.

Three First National Plaza, Suite 3800

Chicago, Illinois 60602

Attention: Timothy Sullivan

Fax No. (312) 895-1001

with a copy to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attn: Sanford E. Perl

Fax No.: (312) 861-2200

9.                                       Assignment.  No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that, notwithstanding the foregoing, the Advisor may assign its rights and obligations under this Agreement to any of its affiliates without the consent of the Company.

10.                                 Successors.  This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties hereto.

11.                                 Counterparts.  This Agreement may be executed and delivered by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

12.                                 Entire Agreement; Modification; Governing Law.  The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.  No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon any party hereto  unless approved in writing by an authorized representative of such party.  All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Illinois.

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IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the date first written above.

NATIONAL MENTOR, LLC

By:	/s/ Donald Monack
Its:

MADISON DEARBORN PARTNERS III, L.P.

By:	Madison Dearborn Partners, LLC
Its:	General Partner

	By:	/s/ Timothy Sullivan
	Its:	Managing Director